                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                             (Amendment No.   4   )*


                                  Unisys Corp.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   909214108
-------------------------------------------------------------------------------
                                 (CUSIP Number)



-----------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 8 Pages

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CUSIP No. 909214108                    13G              Page  2  of  8  Pages
----------------------                               --------------------------

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               The TCW Group, Inc.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Nevada corporation
-------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES                                                         -0-
         BENEFICIALLY              --------------------------------------------
           OWNED BY                6    SHARED VOTING POWER
             EACH                                                          -0-
           REPORTING               --------------------------------------------
            PERSON                 7    SOLE DISPOSITIVE POWER
             WITH                                                          -0-
                                   --------------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                                                           -0-
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                           -0-
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     0.0% (see response to Item 4)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                      HC/CO
-------------------------------------------------------------------------------



                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 909214108                    13G              Page  3  of  8  Pages
----------------------                               --------------------------

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Robert Day
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
-------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
            SHARES                                                         -0-
         BENEFICIALLY              --------------------------------------------
           OWNED BY                6    SHARED VOTING POWER
             EACH                                                          -0-
           REPORTING               --------------------------------------------
            PERSON                 7    SOLE DISPOSITIVE POWER
             WITH                                                          -0-
                                   --------------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                                                           -0-
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                           -0-
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.0% (see response to Item 4)
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*7
                                      HC/IN
-------------------------------------------------------------------------------



                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                        Page  4  of  8  Pages
Item 1(a).    Name of Issuer:

              Unisys Corp.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              Township Line & Union Meeting Roads
              Blue Bell, PA 19424

Item 2(a).    Name of Persons Filing:
Item 2(b).    Address of Principal Business Office:
Item 2(c).    Citizenship:

              The TCW Group, Inc.
              865 South Figueroa Street
              Los Angeles, CA 90017
              (Nevada Corporation)

              Robert Day
              200 Park Avenue, Suite 2200
              New York, New York 10166
              (United States Citizen)

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              909214108

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                                                        Page  5  of  8  Pages

Item 3.        If this statement is filed pursuant to Rules
               13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)   [ ]  Broker or Dealer registered under Section 15 of
                     the Act:

                         Not applicable

          (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act:

                         Not applicable

          (c)   [ ]  Insurance Company as defined in Section 3(a)(19)
                     of the Act:

                         Not applicable

          (d)   [ ]  Investment Company registered under Section 8 of the
                     Investment Company Act:

                         Not applicable

          (e)   [ ]  Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940:

                         Not applicable

          (f)   [ ]  Employee Benefit Plan, Pension Fund which is
                     subject to the provisions of the Employee
                     Retirement Income Security Act of 1974 or
                     Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                         Not applicable

          (g)   [X]  Parent Holding Company, in accordance with Rule
                     13d-1(b)(ii)(G) (SEE Item 7):

                         The TCW Group, Inc.
                         Robert Day (individual who may be deemed to
                              control The TCW Group, Inc. and other
                              holders of the Common Stock of the
                              issuer)

          (h)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                         Not applicable.

                                                        Page  6  of  8  Pages

Item 4.       Ownership **

          THE TCW GROUP, INC.

               (a)  Amount beneficially owned: -0-

               (b)  Percent of class: 0.0%

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:
                            -0-

                    (ii)  Shared power to vote or to direct the vote:   none.

                    (iii) Sole power to dispose or direct the disposition of:
                            -0-

                    (iv) Shared power to dispose or to direct the disposition of: none.

          ROBERT DAY

               (a)  Amount beneficially owned: -0-

               (b)  Percent of class: 0.0%

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct the vote:
                            -0-

                    (ii)  Shared power to vote or to direct the vote: none.

                    (iii) Sole power to dispose or direct the disposition of:
                            -0-

                    (iv) Shared power to dispose or to direct the disposition of: none.

-----------------------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

                                                        Page  7  of  8  Pages

Item 5.        Ownership of Five Percent or Less of a Class.

                    Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                    Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               SEE Exhibit A.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable. SEE Exhibits A and B.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

          Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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                                                        Page  8  of  8  Pages

                                    SIGNATURE


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 12th day of February, 1997.


                                        The TCW Group, Inc.


                                        By:  /s/ Mohan V. Phansalkar
                                            ------------------------
                                            Mohan V. Phansalkar
                                            Authorized Signatory


                                        Robert Day


                                        By:  /s/ Mohan V. Phansalkar
                                            ------------------------
                                            Mohan V. Phansalkar
                                            Under Power of Attorney
                                            dated January 30, 1996,
                                            on File with Schedule 13G
                                            Amendment Number 1 for
                                            Matrix Service Co. dated
                                            January 30, 1996.